UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(D) of The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 17, 2006
                                                       (February 16, 2006)

                           THE TOWN AND COUNTRY TRUST
             (Exact name of registrant as specified in its charter)

             Maryland                    001-12056               52-6613091
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(State or other jurisdiction of        (Commission            (IRS Employer
      incorporation)                   File Number)         Identification No.)

                  300 East Lombard Street
                        Baltimore, MD                               21202
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           (Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code (410) 539-7600
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         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act
      (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.     Entry into a Material Definitive Agreement.

         On February 16, 2006, the Town and Country Trust (the "Trust") and Magazine Acquisition GP LLC ("Magazine Acquisition"), a joint venture investment vehicle formed by affiliates of Morgan Stanley Real Estate, Onex Real Estate and Sawyer Realty Holdings LLC, announced that they had amended their existing merger agreement to increase the price per common share of the Trust or limited partnership unit of the Trust's operating partnership to $40.20 from $33.90, plus a pro-rata payment in respect of the Trust dividends as contemplated by their existing agreement and plan of merger. The Trust's board of trustees unanimously approved the amended merger agreement with Magazine Acquisition and recommends that the Trust's shareholders vote in favor of the amended merger agreement at the Trust's previously scheduled March 9, 2006 shareholders meeting.

         The following discussion summarizes the material changes effected by the amended merger agreement:

Increase in Merger Consideration

         The amended merger agreement increases the merger consideration payable per issued and outstanding common share to $40.20 from $33.90. The amended merger agreement still contemplates that our common shareholders will be entitled to receive a pro rata payment with respect to our regular quarterly dividend.

         The amended merger agreement also increases the merger consideration payable per issued and outstanding common unit of limited partnership interest in our operating partnership to $40.20 from $33.90. The amended merger agreement still contemplates that holders of common units in our operating partnership will be entitled to receive a pro rata payment with respect to the regular quarterly distribution payable in respect of such common units.

Operation of Business Covenant

         The amended merger agreement provides that Magazine Acquisition will not unreasonably withhold, condition or delay its consent for the trust to take any action which requires Magazine Acquisition's consent under the amended merger agreement.

Conditions to Closing

         The amended merger agreement removes the separate condition relating to the occurrence of any changes, events or circumstances that would, individually or in the aggregate, constitute a material adverse effect on us. Additionally, the amended merger agreement removes Magazine Acquisition's ability to delay the closing for ten days following the occurrence of certain market disruptions.

Increase in Break-Up Fee

         The amended merger agreement increases the amount of the break-up fee payable by us to Magazine Acquisition in connection with certain terminations of the merger agreement to $28 million from $20 million.

Extension of Termination Date

         The amended merger agreement extends the date after which either the Trust or Magazine Acquisition may terminate the merger agreement.

Item 9.01.     Financial Statements and Exhibits.

         (c)   Exhibits

         99.1  Press Release, dated February 16, 2006

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         THE TOWN AND COUNTRY TRUST


                                         By:    /s/ Alan W. Lasker
                                                -----------------------------
                                         Name:   Alan W. Lasker
                                         Title:  Chief Financial Officer

Date:  February 17, 2006

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                                 EXHIBIT INDEX

Exhibit No.        Document
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   99.1            Press Release, dated February 16, 2006